Exhibit 99.1

For Immediate Release:

RENT-A-CENTER ANNOUNCES INTENTION TO OFFER

$250 MILLION IN SENIOR UNSECURED NOTES

PLANO, Texas, April 29, 2013—Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) announced today that it intends, subject to market conditions, to offer $250 million in aggregate principal amount of senior unsecured notes due 2021 (the “notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds of the offering to repay $46 million of the revolving loans outstanding under its revolving credit facility and apply the remainder to accelerated common stock repurchases as market conditions permit and, to the extent not so applied, for general corporate purposes.

The notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,111 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,053 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 2245 rent-to-own stores operating under the trade name of “ColorTyme.”

This press release includes forward-looking statements. These statements may relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate” or “believe,” or the negative thereof or variations thereon or similar terminology. The Company believes the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that these expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to these differences, cause the Company to abandon the transactions referred to in this press release, or impact the Company’s ability to successfully complete the transactions referred to in this press release include, but are not limited to: uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industries; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the reports filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended March 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter, 972-801-1214

Vice President of Investor Relations

david.carpenter@rentacenter.com